Exhibit 99.1

Table Trac Announces Quarterly Dividend

MINNETONKA, Minn., February 26, 2026 — On February 26, 2026, the Board of Directors of Table Trac Inc. (the “Company”) (OTCQX: TBTC) approved a cash dividend on the Company’s common stock of $0.02 per share. The dividend is payable on March 27, 2026, to shareholders of record at the close of business on March 13, 2026.

“Our ability to continue this quarterly cash distribution reflects the Company’s ongoing commitment to delivering value to our shareholders,” said Randy Gilbert, Chief Executive Officer of the Company. “We are proud to maintain this consistent return of capital while continuing to invest in the long-term growth of the business.”

About Table Trac, Inc.

Founded in 1995, Table Trac, Inc. develops, sells and leases information and management systems and provides technical support to casinos. The open architecture of CasinoTrac is designed to provide operators with a secure, scalable, and flexible system that interconnects and operates with most third-party software and hardware. Key products and services include modules that drive player tracking programs, kiosk promotions, and provide vault and cage controls. The Company’s systems are designed to meet strict auditing, accounting and regulatory requirements applicable to the gaming industry.

Additionally, the Company has developed a patented, real-time system that automates and monitors the operations of casino gaming tables.

The Company’s suite of management systems and kiosks are installed with on-going support and maintenance contracts in over 115 casino operators in over 300 casinos worldwide. The Company continues to increase its market share by expanding its product offerings to include new system features, and ancillary products. More information is available at http://www.tabletrac.com/.

Forward Looking Statements

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

For more information:

Randy Gilbert

Table Trac, Inc.

952-548-8877